Exhibit 10.9

State of South Carolina	$870,000.00
Greenville County	May 30, 2026

BILL OF SALE

IN CONSIDERATION OF $870,000.00, inclusive with all sales tax, which shall be paid by an $870,000 reduction of the outstanding principal indebtedness owed by the Seller to the Buyer, in accordance with the terms of a settlement agreement and general release dated May 4, 2026 (the “Settlement Agreement”), the undersigned PhoenixEV, Inc., a Delaware corporation (hereinafter, the “Seller”), with a business address located at 1 Whitlee Court, Greenville, SC 29607, DOES NOW SELL, TRANSFER AND DELIVER to J.J. Astor & Co., a Utah corporation (hereinafter, the “Buyer”), with a business address located at 26 S Rio Grande Street, #2072 Salt Lake City, Utah 84101, the following described Subject Property:

SUBJECT PROPERTY: The Seller will sell, transfer and assign to the Buyer the following four electric buses: (a) the electric bus vehicle identification number or certificate of origin number 7JZTH12J2PS000826, (b) the electric bus vehicle identification number or certificate of origin number 7JZTH12J1PS000820, (c) the electric bus vehicle identification number or certificate of origin number 7JZTH12J0PS000825, and (d) the electric bus vehicle identification number or certificate of origin number 7JZTH12J4PS000830 (collectively the “Subject Property”). The Subject Property shall be selected by the Buyer on or before June 1, 2026 and physically delivered to a warehouse selected by the Buyer in accordance with the terms of the Settlement Agreement. Seller hereby expressly authorizes Buyer to fill in the applicable vehicle identification numbers or certificate of origin numbers on this Bill of Sale once the Subject Property has been selected by the Buyer.

SELLER WARRANTY: The Seller warrants to the Buyer that the Seller owns all of the right and title in and of the Subject Property, that the Subject Property transferred is not subject to any lien, claim, or other encumbrance (other than liens of the Buyer) and that the Seller has the right to sell the Subject Property. The Seller further warrants that the Subject Property represent finished goods inventory of the Seller, have all batteries, components and software currently installed in them and, upon the resale thereof, are capable of being placed into commercial operation by a purchaser following customary registration, licensing, commissioning, and routine pre-delivery inspection.

In the event that a lawsuit is brought under or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, costs and expenses incidental to any such proceedings, including reasonable attorneys’ fees incurred in collecting any judgment awarded as a result of liability established pursuant to this Agreement, as well as all other relief granted in any suit or other proceeding.

The terms of this Bill of Sale shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Bill of Sale.

The Seller declares and affirms under penalty of perjury that the facts in this Bill of Sale are true and correct.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale on May 30, 2026.

PHOENIXEV, INC.

By:	/s/ Xiaofeng Denton Peng	Date: May 30, 2026
Name:	Xiaofeng Denton Peng
Title:	Chairman and Chief Executive Officer

J.J. ASTOR & CO.

By:	/s/ Michael Pope	Date: May 30, 2026
Name:	Michael Pope
Title:	Chief Executive Officer

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